EXECUTION VERSION

Call Option Agreement

This Call Option Agreement (this “Agreement”) is entered into as of January 3rd, 2011 by and among:

(i)	Golden Genesis Limited (the “Golden Genesis” or “Grantor”), a British Virgin Islands company;

(ii)	Qiu Guixiong, Gao Bi, Liang Xiuzhen and Teng Bing, all Chinese nationals (collectively the “Grantees” or separately a “Grantee”); and

(iii)	Wong Kwai Ho (“Ms. Wong”), a Hong Kong resident.

The Grantor, the Grantees and Ms. Wong are each referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Ms. Wong owns 100% of the issued and outstanding shares of the Grantor;

Whereas, the Grantor is the principal shareholder of China Flying Development Limited (“China Flying”), a Hong Kong company;

Whereas, China Flying intends to complete a transaction with Greyhound Commissary, Inc., a public shell company of the United States (the “U.S.”) whose common stock (the “Common Stock”) is traded on the OTCBB market (the “Public Company”), as a result of which China Flying will become a wholly-owned subsidiary of the Public Company and the Grantor will become a significant shareholder of the Public Company;

Whereas, the Grantor has agreed to grant to the Grantees, and the Grantees have agreed to accept from the Grantor, an option (the “Option”) to purchase certain number of shares of Common Stock of the Public Company (the "Option Shares") as set forth in Schedule A to this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           DEFINITIONS

1.1.           Defined terms. In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

"Business Day" means a day (other than Saturdays, Sundays and public holidays) on which banks are generally open for business in China;

"China" or "PRC" means the People's Republic of China, not including Hong Kong, Macau and Taiwan;

"Completion Date" means the date falling seven (7) Business Days after the service of the Exercise Notice by any or all of the Grantees on the Grantor;

"Completion" means the completion of the sale to and purchase by any or all of the Grantees of the Option Shares under this Agreement;

"Distributions" means any cash proceeds arising from or in respect of, or in exchange for, or accruing to or in consequence of the Option Shares from the Effective Date to the Completion Date, including without limitation the Dividends.

"Dividends" means the dividends declared by the Public Company and accrued in respect of the Option Shares (whether or not such dividends shall have been paid and received by the Grantees);

"Effective Date" means the date of Share Exchange;

"Exercise" means the exercise by any or all of the Grantees or his/her Nominee(s) of the Option pursuant to the terms of this Agreement;

"Exercise Notice" means the notice substantially in the form set out in Part I of Schedule B;

"Exercise Price" means $0.01 per share paid by a Grantee of the Option Shares;

"Nominee" means such person nominated by a Grantee in the Transfer Notice to be the transferee of the Option or Option Shares;

“Option” means according to the context, the option that the Grantee has to purchase the Grantor’s Option Shares subject to the terms and conditions of this Agreement.

"Option Effective Date" has the meaning ascribed to it in Clause 2.3;

"RMB" means the lawful currency of China;

“Share Exchange” means the transaction, by means of one or more agreements, among the Grantor, on the one hand and the Public Company, on the other hand, by which the Grantor sells 100% of the equity of its entire shares of China Flying to the Public Company, and the Public Company issues stock to the Grantor, with the result that China Flying becomes a wholly-owned subsidiary of the Public Company and the Grantor holds 82.77% of the outstanding capital stock of the Public Company.

"Transfer Notice" means the notice substantially in the form set out in Part II of Schedule B;

"US$" or "United States Dollar" means the lawful currency of the United States of America.

1.2.           Interpretation. Except to the extent that the context requires otherwise:

           1.2.1           words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting persons shall include firms and corporations and vice versa;

           1.2.2           any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced;

           1.2.3           the words "written" and "in writing" include any means of visible reproduction;

           1.2.4           any reference to "Clauses", "Recitals" and "Schedules" are to be construed as references to clauses and recitals of, and schedules to, this Agreement; and

           1.2.5           any reference to a time of day is a reference to China time unless provided otherwise.

1.3.           Headings: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

2.           OPTION

2.1.           Option. The Grantor hereby irrevocably and unconditionally grants to the Grantees an Option for the Grantees to acquire from the Grantor, at the Exercise Price, at any time during the Exercise Period (defined below), to the extent that the Option has vested, any or all of the Option Shares set forth opposite such Grantees’ respective names in Schedule A hereto, free from all claims, liens, charges, pledges, mortgages, trust, equities and other encumbrances, and with all rights attaching thereto on the Completion Date.

2.2.           Vesting schedule. Subject to the terms and conditions hereto, the Option may be exercised, in whole or in part, in accordance with the following schedule:

34% of the Option Shares subject to the Option shall vest and become exercisable on December 31, 2011, 33% of the Option Shares subject to the Option shall vest and become exercisable on  December 31, 2012 and 33% of the Option Shares subject to the Option shall vest and become exercisable on December 31, 2013.

2.3.           Exercise period. The Option shall vest and become effective and exercisable at each time commencing on the dates set forth in Section 2.3 (the “Option Effective Date”) and shall expire five (5) years from the date of the Option. The Option may be exercised by the Grantees (or his/her Nominee on behalf of the Grantees respectively), to the extent that the Option shall have vested, and only to that extent, at any time prior to five (5) years from the date of the Option (“Exercise Period”).

2.4.           Nominees. Each of Grantees may, at any time during the Exercise Period, at his/her sole discretion, nominate one or more persons (each a “Nominee”) to be the transferee(s) of whole or part of the shares subject to his/her Option, who shall hold and/or exercise the transferred Option on behalf of the Grantees respectively.

2.5.           Exercise Notice. The Option may be exercised by the Grantees or his/her respective Nominee(s), in whole or in part, at any time during the Exercise Period, by serving an Exercise Notice on the Grantor.

2.6.           Exercise. The Grantor agrees that it shall, upon receipt of the Exercise Notice, transfer to such Grantee (or his/her Nominee(s), as the case may be) any and all of the Option Shares specified in the Exercise Notice, free from all claims, liens, charges, pledges, mortgages, trust, equities and other encumbrances, and with all rights now or hereafter attaching thereto.  The Option shall be exercisable only in compliance with the laws and regulations of the PRC, the US and BVI, and such Grantee (or his/her Nominee(s), as the case may be) shall complete any and all approval or registration procedures regarding the exercise of his/her Option at PRC competent authorities in accordance with applicable PRC laws and regulations.

2.7.           Transfer Notice. In case that a Grantee transfers any or all of his/her Option to one or more Nominee(s) in accordance with Clause 2.4 above, such Grantee shall serve a Transfer Notice on the Grantor.

2.8           Voting.  The Grantor hereby agrees not to exercise any of its voting rights with respect to the Option Shares in accordance with the relevant by-laws and Certificate of Incorporations of the Public Company on behalf of the Grantees without the prior written consent of the Grantees, including but not limited to appointing and electing the directors of the Public Company and Tanke before all of the Grantor’s shares are transferred to the Grantee, provided, however, that the Grantee shall not be permitted to authorize or approve the Grantor selling, transferring, pledging, disposing or otherwise encumbering  the shares of the Public Company.

2.9.           Transfer to Nominees. The Grantor agrees that it shall, upon receipt of the Transfer Notice, take all actions necessary to allow the Nominee(s) to be entitled to any or all of Option Shares specified in the Transfer Notice.

Upon exercise by any Nominee(s) of the transferred Option on behalf of such Grantee, the Grantee shall serve the Exercise Notice on the Grantor in his/her own name for the exercising Nominee(s).  Upon receipt of such Exercise Notice, the Grantor shall issue to such Nominee(s) any and all of the relevant Option Shares in the same manner as specified in Clause 2.6.

2.10.           Payment of Exercise Price. Upon Exercise of the Option in whole or in part, the Grantees (or his/her respective Nominee(s), as the case may be) shall pay the Exercise Price to the Grantor.

2.11.           The Grantor’s obligation upon Exercise. The Grantor agrees that upon the Exercise of any Option by a Grantee (or his/her Nominee(s)), it shall cause and procure the number of Option Shares provided in the Exercise Notice to be transferred to such Grantee (or his/her respective Nominee(s)) within seven (7) Business Days after the date of the Exercise Notice.

2.12           Set-off.  The Grantees shall be entitled to receive all of the Grantor’s shares subject to the exercise of the Option, and for the purpose of this Agreement, Grantor hereby waives, as against the Grantees or their respective Nominee(s), all rights of set-off or counterclaim that would or might otherwise be available to the Grantor.

2.13           Escrow of the Option Shares.

(a)           Upon execution of this Agreement, the Grantor shall deliver to the Grantee the stock certificate in the name of the Grantor representing the Option Shares. The stock certificates representing the Option Shares shall be held by the Grantee.

(b)           Upon receipt of the Exercise Notice, the Grantee shall promptly deliver the Option Shares being purchased pursuant to the Exercise Notice in accordance with the instructions set forth therein.

3.           INFORMATION, DISTRIBUTIONS AND ADJUSTMENTS

3.1.           Information. The Grantees shall be entitled to request from the Grantor at any time before the Completion, a copy of any information received from the Grantor which may be in the possession of the Grantor and, upon such request, the Grantor shall provide such information to the Grantees.

3.2.           Distributions. The Grantor agrees that the Grantees shall be entitled to all the Distributions in respect of its Option Shares.  In the event that any such Distributions have been received by the Grantor for any reason, the Grantor shall at the request of the Grantees pay an amount equivalent to the Distributions received to the Grantees.

3.3.           Adjustments. If, prior to the Completion, the Public Company shall effect any adjustment in its share capital (such as share split, share dividend, share combination or other similar acts), then the number of Option Shares shall be adjusted accordingly to take into account such adjustment.

4.           COMPLETION

4.1.           Time and venue. Completion of the sale and purchase of the Option Shares pursuant to the Exercise shall take place at such place decided by each Grantee on the Completion Date and reasonably acceptable to the Grantor. The Parties agree that Hong Kong is a reasonable and preferable place for the completion of the sale.

4.2.           Business at Completion. At Completion of each Exercise, all (but not part only) of the following shall be transacted:

           4.2.1           the exercising Grantee shall pay the Exercise Price to the Grantor by wire transfer or such other method as shall be reasonably acceptable to the Grantor;

           4.2.2           the Grantor shall, and to the extent that any action on the part of other shareholders, the directors or other management is required, procure the then shareholders, directors or other management of the Public Company to, within seven (7) Business Days after the date of Exercise Notice, deliver to the exercising Grantee (or his/her respective Nominee(s), same below) the following documents and take all corporate actions necessary to give effect to such delivery:

           (a)           a share certificate or share certificates in respect of the number of the Option Shares exercised by such Grantee;

           (b)           a certified true copy of the register of members of the Public Company updated to show the entry of the Grantee as the holder of the Option Shares so exercised; and

           (c)           any other documents as such Grantee may reasonably believe necessary to give effect to the transfer of the exercised Option Shares.

5.           CONFIDENTIALITY

The transaction contemplated hereunder and any information exchanged between the Parties pursuant to this Agreement will be held in complete and strict confidence by the concerned Parties and their respective advisors, and will not be disclosed to any third party except: (i) to the Parties’ respective officers, directors, employees, agents, representatives, advisors, counsel and consultants that reasonably require such information and who agree to comply with the obligation of non-disclosure pursuant to this Agreement; (ii) with the express prior written consent of the source Party; or (iii) as may be required to comply with any applicable law, order, regulation or ruling, or an order, request or direction of a government agency; provided, however, that the foregoing shall not apply to information that: (i) is known to the receiving Party prior to its first receipt from the source Party; (ii) becomes a matter of public knowledge without the fault of the receiving Party; or (iii) is lawfully received by the Party from a third party with no restrictions on its further dissemination.

6.           REPRESENTATIONS AND WARRANTIES BY THE GRANTOR

The Grantor represents and warrants to the Grantees that:

(a)           Authorization; Enforcement.  The Grantor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder.  The execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Grantor and no further action is required by the Grantor in connection therewith.  This Agreement has been (or upon delivery will have been) duly executed by the Grantor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Grantor enforceable against the Grantor in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, or other equitable remedies at law or equity.

(b)           No Conflicts. Neither the execution or delivery of this Agreement by the Grantor nor the fulfillment or compliance by the Grantor with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which Grantor is subject or by which the Grantor is bound. The execution, delivery and performance of this Agreement by the Grantor or compliance with the provisions hereof by the Grantor do not, and shall not, violate any provision of any law to which the Grantor is subject or by which it is bound.

(c)          No Actions. There are no lawsuits, actions or investigations, or to the best knowledge of the Grantor, claims or demands from any other third parry, or other proceedings pending or, to the best of the knowledge of the Grantor, threatened against the Grantor which, if resolved in a manner adverse to the Grantor, would adversely affect the right or ability of the Grantor to carry out its obligations set forth in this Agreement (the “Actions”) as of the execution of this Agreement. The Grantor further warrants and covenants that such actions will not occur after the execution of this Agreement.

(d)           Title. The Grantor owns the Option Shares free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers, proxies, voting agreements and any other encumbrance whatsoever, except as contemplated by this Agreement. The Grantor has not entered into or is a party to any agreement that would cause the Grantor to not own such Option Shares free and clear of any encumbrance, except as contemplated by this Agreement

(e)           Exercise of Rights. Without first obtaining written instruction from the Grantees, the Grantor will not exercise any rights in connection with the Option Shares to which the Grantor is entitled as of the date of this Agreement, including but not limited to voting rights, share transfer right, dividends rights, preemptive right or any rights in connection with pledge, proxy, charge, lien. The Grantor further warrants and covenants that it will, unconditionally and immediately, exercise any rights in connection with the Option Shares in compliance with the Grantees’ written instruction upon its receipt of such written instruction.

7.           REPRESENTATIONS AND WARRANTIES BY GRANTEES

The Grantees represents and warrants to the Grantor that:

(a)           Authorization; Enforcement.  This Agreement has been (or upon delivery will have been) duly executed by the Grantees and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Grantees enforceable against the Grantees in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, or other remedies at law or equity.

(b)          No Conflicts. Neither the execution nor delivery of this Agreement by the Grantees nor the fulfillment or compliance by the Grantees with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which Grantees are subject or by which Grantees is bound. The execution, delivery and performance of this Agreement by the Grantees or compliance with the provisions hereof by the Grantees do not, and shall not, violate any provision of any law to which Grantees are subject or by which it is bound.

(c)          No Actions. There are no lawsuits, actions (or to the best knowledge of the Grantees, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of the Grantees, threatened against the Grantees which, if resolved in a manner adverse to the Grantees, would adversely affect the right or ability of the Grantees to carry out his/her obligations set forth in this Agreement.

8.           COVENANTS OF GRANTOR AND MS. WONG

8.1.           Undertakings of the Grantor. Without the prior written consent of the Grantees, other than the arrangements (such as placement and OCTBB listing) previously agreed by and among the Parties as well as other related parities demonstrated in the Confidential Private Placement Memorandum dated January 5, 2011, the Grantor shall not and shall cause the Public Company not to, (i) issue or create any new shares, equity, registered capital, ownership interest, or equity-linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of the Public Company, or other similar equivalent arrangements, (ii) alter the shareholding structure of the Public Company (other than as a result of the transfer of existing shares pursuant to this Agreement), (iii) cancel or otherwise alter the Option Shares, (iv) amend the register of members or the memorandum and articles of association of the Public Company, (v) liquidate or wind up the Public Company, or (vi) act or omit to act in such a way that would be detrimental to the interest of the Grantees in the Option Shares.  The Grantor shall disclose to the Grantees true copies of all the financial, legal and commercial documents of the Public Company and the resolutions of the shareholders and the board of directors.

8.2.           Undertakings of Ms. Wong. Without the prior written consent of the Grantees, Ms. Wong shall not and shall cause the Grantor not to, (i) issue or create any new shares, equity, registered capital, ownership interest, or equity-linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of the Grantor, or other similar equivalent arrangements, (ii) transfer any share of the Grantor owned by her or alter the shareholding structure of the Grantor (other than as a result of the transfer of existing shares pursuant to this Agreement), (iii) cause the Grantor to cancel or otherwise alter the Option Shares, (iv) amend the register of members or the memorandum and articles of association of the Company, (v) liquidate or wind up the Grantor, or (vi) act or omit to act in such a way that would be detrimental to the interest of the Grantees in the Option Shares. Ms. Wong shall disclose to the Grantees true copies of all the financial, legal and commercial documents of the Grantor and the resolutions of the shareholders and the board of directors.

8.3.           Ms. Wong shall guarantee the performance of all obligations by the Grantor under this Agreement in all respects.

9.           MISCELLANEOUS

9.1.           Indulgence, waiver and etc. No failure on the part of any Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

9.2.           Effective Date and continuing effect of this Agreement. This Agreement shall take effect from the Effective Date.  All provisions of this Agreement shall not, so far as they have not been performed at Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed, except in respect of those matters then already performed.

9.3.           Successors and assignees. This Agreement shall be binding on and shall ensure for the benefit of each of the Parties’ respective successors and permitted assignees. Any reference in this Agreement to any of the Parties shall be construed accordingly.

9.4.           Further assurance. At any time after the date of this Agreement, each of the Parties shall, and shall use its best endeavors to procure that any necessary third party shall, execute such documents and do such acts and things as any other Party may reasonably require for the purpose of giving to such other Party the full benefit of all the provisions of this Agreement.

9.5.           Remedies. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

9.6.           Severability of provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall not be affected.

9.7.           Governing law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

9.8.           Dispute resolution. In the event of any dispute, claim or difference (the “Dispute”) between any Parties arising out of or in connection with this Agreement, the Dispute shall be resolved in accordance with the following:

           (a)           Negotiation. The Parties agree to negotiate in good faith to resolve any Dispute. If the negotiations do not resolve the Dispute to the reasonable satisfaction of all Parties in dispute within thirty (30) days, Subsection (b) below shall apply.

            (b)           Arbitration.  In the event the Parties are unable to settle a Dispute in accordance with Subsection (a) above, such Dispute shall be referred to and finally settled by arbitration at American Arbitration Association in New York in accordance with the AAA Arbitration Rules (the “Rules”) in effect, which rules are deemed to be incorporated by reference into this Subsection (b).  The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the Rules.  The language of the arbitration shall be English.

9.9.           Notice or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party set forth below. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the third (3rd) day after the date; and (c) a notice sent by facsimile transmission is deemed duly served upon the time shown on the transmission confirmation of relevant documents.

To the Grantor
Address:	Suite 2108 Nan Fung Towe 173 Des Voex Road Central Hong Kong
Attn:	Wong Kwai Ho
Fax:	852-34268379
Tel:	852-34269739

To Qiu Guixiong
Address:	Room 2801, East Tower of Hui Hao Building, No. 519 Machang Road, Pearl River New City, Guangzhou, PR China 510627
Attn:	Guixiong Qiu
Fax:	+86-20-38859077
Tel:	+86-20-38859025

To Gao Bi
Address:	Room 704 , No 10 tianhe guanghe road, Guangzhou city Guangdong, P.R.China
Attn:	Bi Gao
Fax:	86-20-38859077
Tel:	86-20-38859025

To Liang Xiuzhen
Address:	Room 404, No 10 quan fu li fang cun qui, Guangzhou city Guangdong, P.R.China
Attn:	Liang Xiuzhen
Fax:	86-20-38859077
Tel:	86-20-38859025

To Teng Bing
Address:	Room 2801, East Tower of Hui Hao Building , No. 519 Machang Road , Pearl River New City , Guangzhou , PR China 510627
Attn:	Teng Bing
Fax:	86-20-38859077
Tel:	86-20-38859025

To Ms. Wong
Address:	Suite 2108 Nan Fung Tower 173 Des Voex Road Central Hong Kong
Attn:	Wong Kwai Ho
Fax:	852-34268379
Tel:	852-34269739

9.10.           Counterparts. This Agreement shall be executed in six (6) originals in English, each of which shall be equally valid. Each Party shall retain one (1) original.

[No Text Below]

[Signature Page]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the date first written above.

Golden Genesis Limited

/s/ Guixiong Qiu
Name: Guixiong Qiu
Title: CEO and President

/s/ Guixiong Qiu

Qiu Guixiong

Passport No.:

/s/ Gao Bi

Gao Bi

Passport No.:

/s/ Liang Xiuzhen

Liang Xiuzhen

Passport No.:

Signature page to Call Option Agreement

[Signature Page continued]

/s/ Teng Bing

Teng Bing

Passport No.:

/s/ Wong Kwai Ho

Wong Kwai Ho

Passport No.:

Signature page to Call Option Agreement